EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

Amedisys, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-47763, 333-88960 and 333-97625) on Forms S-3 and the registration statements (Nos. 333-60535, 333-51704 and 333-53786) on Forms S-8 of Amedisys, Inc. of our report dated March 10, 2003, with respect to the consolidated balance sheet of Amedisys, Inc. as of December 31, 2002 and the related consolidated statements of operations, stockholders’ equity and cash flows for the year then ended, which report appears in the December 31, 2002, annual report on Form10-K of Amedisys, Inc.

Our report refers to our audit of a 2001 balance sheet reclassification and transitional disclosures for 2001 and 2000 required by Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets”, which was adopted by Amedisys, Inc. on January 1, 2002 to revise the 2001 and 2000 consolidated financial statements, as more fully described in Note 1 to the consolidated financial statements. However, we were not engaged to audit, review, or apply any procedures to the 2001 and 2000 consolidated financial statements other than with respect to such reclassification and disclosures.

/s/ KPMG LLP

Baton Rouge, Louisiana

March 28, 2003